Exhibit 99.1

                  The Bon-Ton Stores, Inc. Announces
                Fourth Quarter And Fiscal 2006 Results

     Reports Net Income of $2.78 Per Diluted Share for Fiscal 2006

   Non-Recurring Favorable State Tax Adjustment of $4.1 Million, or
                            $0.24 Per Share

                  Introduces Guidance for Fiscal 2007


    YORK, Pa.--(BUSINESS WIRE)--March 15, 2007--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the fourth quarter and fiscal year ended February 3, 2007. As previously reported, the Company acquired the Northern Department Store Group ("Carson's") from Saks Incorporated effective March 5, 2006 and five Parisian store locations from Belk Inc. on October 29, 2006.

    For the fourth quarter of fiscal 2006, the Company reported net income of $88.4 million, or $5.20 per diluted share, which included a non-recurring state tax benefit of $4.1 million, or $0.24 per diluted share, compared to net income of $38.2 million, or $2.30 per diluted share, for the fourth quarter of fiscal 2005.

    For fiscal 2006, the Company reported net income of $46.9 million, or $2.78 per diluted share, compared to net income of $26.0 million, or $1.57 per diluted share, for the prior year. Net income in fiscal 2006 was positively impacted by a non-recurring state tax adjustment of $4.1 million, or $0.24 per diluted share, and negatively impacted by severance costs incurred in connection with the closing of the Carson Pirie Scott State Street store of approximately $2.4 million on a pre-tax basis, or an after-tax impact of $0.09 per diluted share.

    Net income in fiscal 2005 was positively impacted by an income tax adjustment of approximately $2.2 million, or $0.13 per diluted share, and negatively impacted by an after-tax impact of $0.08 per diluted share associated with the sale of the Company's proprietary credit card operations in the second quarter and an after-tax charge of $0.10 per diluted share associated with the closing of four stores.

    Bud Bergren, President and Chief Executive Officer, commented, "We are pleased with our fourth quarter and fiscal 2006 results, and I am extremely proud of the team that came together on March 6, 2006 and what they accomplished as we integrated the Bon-Ton and Carson's operations. Along with achieving our earnings goals for fiscal 2006, we succeeded in meeting key milestones during the fourth quarter and throughout the year. We:

    -- completed Phase I and II of the systems integration and ended the Transition Services Agreement with Saks Incorporated as scheduled;

    -- rolled out the common merchandise assortment across all locations, including the new private brand offerings, which received a favorable response from our customers;

    -- implemented a common marketing/advertising calendar in the second half of the year which resulted in less aggressive discounting in the Company's promotional activity from the prior year period at the Bon-Ton/Elder-Beerman stores. This strategy negatively impacted sales, but the gross margin rate improved;

    -- established the private brand organization in Milwaukee, which is now an integral part of our merchandise organization;

    -- established and expanded the Planning and Allocation division, affording us opportunities for increased sales and profitability and an improvement in turnover;

    -- completed the purchase and integration of Parisian store locations from Belk Inc.;

    -- closed three unprofitable stores, improved the efficiency of our distribution operations by closing one distribution center, and announced expansions of two stores and the renovation and reconfiguration of two existing stores; and

    -- continued the execution of our integration process, beginning 2007 with a focus on system enhancements and effectiveness of our new marketing initiatives."

    Mr. Bergren added, "Our accomplishments in 2006 position us well to achieve our 2007 goals. This is just the beginning of realizing the potential benefits we can achieve as we begin the second year as a bigger, smarter, stronger company which strives to exceed the expectations of our customers, associates and shareholders."

    Sales

    For the fourth quarter of fiscal 2006, total sales increased 169% to $1,249.6 million compared to $464.6 million for the prior year period. Fourth quarter sales include $805.7 million from Carson's and Parisian stores. Bon-Ton comparable store sales for the thirteen weeks ended January 27, 2007 decreased 5.6% compared to the prior year thirteen-week period.

    Fiscal 2006 total sales increased 161% to $3,362.3 million compared to $1,287.2 million for the prior year period. Fiscal 2006 sales include $2,119.1 million from Carson's stores for the period March 5, 2006 through February 3, 2007 and Parisian stores for the period October 29, 2006 through February 3, 2007. Bon-Ton comparable store sales for the fifty-two week period ended January 27, 2007 decreased 2.7% compared to the prior year fifty-two week period.

    Carson's sales are not included in the Company's reported comparable store sales; therefore, the following is provided for informational purposes only. Carson's comparable store sales for the thirteen weeks ended January 27, 2007 increased 4.4% and for the period March 5, 2006 through January 27, 2007 increased 4.3%. For Carson's and Bon-Ton combined, comparable store sales for the thirteen weeks ended January 27, 2007 increased 0.5%.

    Other Income

    Other income increased $21.6 million to $35.9 million in the fourth quarter of fiscal 2006, compared to $14.3 million in the prior year period, primarily due to the inclusion of the Carson's operations in the fourth quarter of fiscal 2006. For the fifty-three weeks ended February 3, 2007, other income increased $73.1 million to $93.5 million, compared to $20.4 million in the prior year fifty-two week period, primarily due to the inclusion of the Carson's operations for 11 months of fiscal 2006 and credit card revenues having been reflected as an offset to selling, general and administrative expenses through the third quarter in the prior year.

    Gross Margin

    In the fourth quarter of fiscal 2006, gross margin dollars increased $305.1 million compared to the prior year period. The gross margin rate increased 1.0 percentage point, to 38.3% of net sales, as compared to 37.3% reported in the prior year period. Fiscal 2006 gross margin dollars increased $778.5 million compared to the prior year period. The fiscal 2006 gross margin rate increased 0.9 percentage point to 37.0% of net sales, as compared to 36.1% reported in the prior year period.

    Selling, General and Administrative Expenses

    Selling, general and administrative ("SG&A") expenses in the fourth quarter of fiscal 2006 increased $203.5 million to $324.8 million as compared to the prior year period. The SG&A expense rate decreased 0.1 percentage point to 26.0% of net sales, compared to 26.1% of net sales in the prior year period. Integration expenses in the fourth quarter of fiscal 2006 were $3.7 million and for the year, $15.6 million. Fiscal 2006 SG&A expenses increased $649.3 million to $1,056.5 million, as compared to the prior year period. The fiscal 2006 SG&A expense rate decreased 0.2 percentage point to 31.4% of net sales, compared to 31.6% in the prior year period.

    EBITDA

    EBITDA, defined as net income before interest, income taxes, depreciation and amortization, increased $123.2 million in the fourth quarter of fiscal 2006 to $189.3 million compared to $66.2 million in the fourth quarter of fiscal 2005. Fiscal 2006 EBITDA increased $202.3 million to $280.6 million compared to $78.3 million in the prior year period. EBITDA is not a measure recognized under generally accepted accounting principles - see Note 1 below.

    Depreciation and Amortization

    Depreciation and amortization expense in the fourth quarter of fiscal 2006 increased $23.7 million to $30.2 million compared to $6.6 million in the prior year period. Fiscal 2006 depreciation and amortization expense increased $78.8 million to $106.9 million compared to $28.1 million in the prior year period. Depreciation and amortization in the fourth quarter and fiscal 2006 reflects the impact of purchase accounting for the acquired Carson's operations. Fiscal 2006 includes a charge of approximately $3 million to reduce the value of duplicate and impaired assets.

    Interest Expense, Net

    Interest expense, net, in the fourth quarter of fiscal 2006 increased $25.7 million to $28.1 million compared to $2.3 million in the prior year period. Fiscal 2006 interest expense, net, increased $95.1 million to $107.1 million compared to $12.1 million in the prior year period. In the first quarter of fiscal 2006, the Company recorded a charge of $6.8 million reflecting the write-off of fees associated with a bridge facility and the early payoff of the Company's previous debt.

    Comments

    Keith Plowman, Executive Vice President and Chief Financial
Officer, commented, "We are pleased with our fourth quarter and fiscal 2006 financial results for the combined companies as we completed the first 11 months of integrating our operations. We executed to plan and exceeded our financial goals for fiscal 2006."

    Mr. Plowman added, "We look forward to the second year of the integration process and remain confident that we have positioned our combined company to benefit from more efficient operations in 2007 and beyond. Our guidance for fiscal 2007 earnings per share is a range of $3.40 to $3.50 and EBITDA in a range of $315 to $320 million. Assumptions reflected in our guidance include:

    --  Total sales growth of 3% to 5%;

    --  Comparable stores sales flat to 1.0% increase;

    --  Gross margin rate consistent with fiscal 2006;

    --  Additional $8 million in cost savings;

    --  Reduction of $9.5 million of integration costs;

    -- Capital expenditures of $106 million (net of landlord contributions); and

    -- Estimated weighted average shares outstanding of 17.00 million to 17.35 million."

    The Company's quarterly conference call to discuss fourth quarter and fiscal 2006 results will be broadcast live today at 10:00 a.m. Eastern time. To access the call, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp. An online archive of the broadcast will be available within two hours after the conclusion of the call. You may also participate by calling
(800) 562-8369 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Friday, March 29, 2007. The number to call for the taped replay is (888) 203-1112 and the conference PIN is 8057147.

    The Bon-Ton Stores, Inc. operates 280 department stores, which includes eight furniture galleries in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner's, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger's and Younkers nameplates and, under the Parisian nameplate, two stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company's integration of the business and operations comprising the recently-acquired Carson's and Parisian stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1 A of the Company's Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

    Note 1: As used in this release, EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP"). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company's ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.

              THE BON-TON STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data) February 3, January 28,
(Unaudited)                                       2007        2006
                                              ------------------------
Assets
Current assets:
   Cash and cash equivalents                   $   24,733   $   9,771
   Merchandise inventories                        787,487     284,584
   Prepaid expenses and other current assets       84,731      28,412
   Deferred income taxes                           17,049       7,126
----------------------------------------------------------------------
      Total current assets                        914,000     329,893
----------------------------------------------------------------------
Property, fixtures and equipment at cost, net
 of accumulated depreciation and amortization
 of $311,160 and $216,740 at February 3, 2007
 and January 28, 2006, respectively               897,886     167,679
Deferred income taxes                              77,395      46,453
Goodwill                                           27,376       2,965
Intangible assets, net of accumulated
 amortization of $12,087 and $5,776 at
February 3, 2007 and January 28, 2006,
 respectively                                     176,701       5,013
Other long-term assets                             41,441       9,340
----------------------------------------------------------------------
      Total assets                             $2,134,799   $ 561,343
----------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                            $  209,742   $  87,318
   Accrued payroll and benefits                    68,434      18,986
   Accrued expenses                               178,642      52,692
   Current maturities of long-term debt             5,555         961
   Current maturities of obligations under
    capital leases                                  1,936          74
   Income taxes payable                            48,086      26,743
----------------------------------------------------------------------
      Total current liabilities                   512,395     186,774
----------------------------------------------------------------------
Long-term debt, less current maturities         1,120,169      42,491
Obligations under capital leases, less current
 maturities                                        69,456          24
Other long-term liabilities                        86,383      39,960
----------------------------------------------------------------------
      Total liabilities                         1,788,403     269,249
----------------------------------------------------------------------
Shareholders' equity:
   Preferred Stock - authorized 5,000,000
    shares at $0.01 par value; no shares
    issued                                          -           -
   Common Stock - authorized 40,000,000 shares
    at $0.01 par value; issued shares of
    14,469,196 and 14,195,664 at February 3,
    2007 and January 28, 2006, respectively           145         142
   Class A Common Stock - authorized
    20,000,000 shares at $0.01 par value;
    issued and outstanding shares of 2,951,490
    at February 3, 2007 and January 28, 2006           30          30
   Treasury stock, at cost - 337,800 shares at
    February 3, 2007 and January 28, 2006          (1,387)     (1,387)
   Additional paid-in-capital                     130,875     129,614
   Deferred compensation                            -          (6,663)
   Accumulated other comprehensive income
    (loss)                                          1,189          (5)
   Retained earnings                              215,544     170,363
----------------------------------------------------------------------
      Total shareholders' equity                  346,396     292,094
----------------------------------------------------------------------
      Total liabilities and shareholders'
       equity                                  $2,134,799   $ 561,343
----------------------------------------------------------------------

              THE BON-TON STORES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS


                     FOURTEEN     THIRTEEN   FIFTY-THREE   FIFTY-TWO
                   WEEKS ENDED  WEEKS ENDED  WEEKS ENDED  WEEKS ENDED
                  ----------------------------------------------------
(In thousands
 except share and
 per share data)   February 3,  January 28,  February 3,  January 28,
(Unaudited)            2007         2006         2007         2006
----------------------------------------------------------------------

Net sales          $ 1,249,633  $   464,615  $ 3,362,279  $ 1,287,170
Other income            35,885       14,327       93,531       20,425
----------------------------------------------------------------------
                     1,285,518      478,942    3,455,810    1,307,595
----------------------------------------------------------------------

Costs and
 expenses:
  Costs of
   merchandise
   sold                771,420      291,479    2,118,762      822,171
  Selling, general
   and
   administrative      324,750      121,297    1,056,472      407,145
  Depreciation and
   amortization         30,237        6,559      106,909       28,084
----------------------------------------------------------------------
Income from
 operations            159,111       59,607      173,667       50,195
Interest expense,
 net                    28,061        2,342      107,143       12,052
----------------------------------------------------------------------

Income before
 income taxes          131,050       57,265       66,524       38,143
Income tax
 provision              42,656       19,094       19,641       12,129
----------------------------------------------------------------------

Net income         $    88,394  $    38,171  $    46,883  $    26,014
----------------------------------------------------------------------

Per share amounts
 -
  Basic:
    Net income     $      5.37  $      2.34  $      2.85  $      1.61
----------------------------------------------------------------------

Basic weighted
 average shares
 outstanding        16,461,968   16,290,287   16,430,554   16,204,414

  Diluted:
    Net income     $      5.20  $      2.30  $      2.78  $      1.57
----------------------------------------------------------------------

Diluted weighted
 average shares
 outstanding        16,986,165   16,620,234   16,841,183   16,518,268



Other financial
 data:
EBITDA (1)         $   189,348  $    66,166  $   280,576  $    78,279

    (1) EBITDA Reconciliation

    The following table reconciles net income to EBITDA for the periods indicated:

                        FOURTEEN    THIRTEEN   FIFTY-THREE  FIFTY-TWO
                       WEEKS ENDED WEEKS ENDED WEEKS ENDED WEEKS ENDED
                      ------------------------------------------------
(In thousands)         February 3, January 28, February 3, January 28,
(Unaudited)               2007        2006        2007        2006
----------------------------------------------------------------------

Net income              $  88,394   $  38,171   $  46,883   $  26,014
Adjustments:
  Income tax provision     42,656      19,094      19,641      12,129
  Interest expense,
   net                     28,061       2,342     107,143      12,052
  Depreciation and
   amortization            30,237       6,559     106,909      28,084
----------------------------------------------------------------------

EBITDA                  $ 189,348   $  66,166   $ 280,576   $  78,279
----------------------------------------------------------------------


    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr, 717-751-3071
             Vice President Public and Investor Relations mkerr@bonton.com